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                                                                     EXHIBIT 8.1

[     ], 2006

Euroseas Ltd.
Euroseas Acquisition Company Inc.
Aethnon Center
40 Ag Koustantinou Avenue
151-24 Maroussi, Greece

Cove Apparel, Inc.
1003 Dormador, Suite 21
San Clemente, California  92672

      RE:   EUROSEAS, LTD. MERGER WITH COVE APPAREL, INC.

Ladies and Gentlemen:

      You have requested our opinion regarding certain United States federal income tax matters relating to the merger of Cove Apparel, Inc. ("Cove") with and into Euroseas Acquisition Company Inc. ("Euroseas").

      In rendering our opinion, we have examined such documents as we have deemed appropriate, including the Agreement and Plan of Merger dated August 25, 2005, entered into by and among Cove, Euroseas, Euroseas Ltd., and Kevin Peterson, Shawn Peterson, Jodi Hunter, and Daniel Trotter, as amended, and the Registration Statement and amendments to such Registration Statement filed by Euroeas Ltd. on Form F-4 (File No. 333-129144) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the "Registration Statement"). We also have examined the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, judicial decisions, administrative rulings and pronouncements, and such other documents and materials as we have deemed necessary or appropriate for the purpose of this opinion. We also have obtained such additional information as we have deemed relevant and necessary from representatives of Cove and Euroseas.

      Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

      Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Certain Material Federal Income Tax Consequences" and "U.S. Federal Income Tax Matters" therein, we hereby confirm that the opinions of Kirkpatrick & Lockhart Nicholson

Euroseas, Ltd.
Cove Apparel, Inc.
[     ], 2006
Page 2


Graham LLP with respect to United States federal income tax matters are those opinions attributed to Kirkpatrick & Lockhart Nicholson Graham LLP expressed in the Registration Statement under the captions "Certain Material Federal Income Tax Consequences" and "U.S. Federal Income Tax Matters." It is further our opinion that the tax discussion set forth under the captions "Risk Factors - If the merger does not qualify as a nontaxable reorganization under the U.S. Internal Revenue Code, the transaction may be a taxable event to Cove's stockholders" and "Risk Factors - If the Merger does not qualify as a nontaxable reorganization, Euroseas will be required to pay U.S. federal income tax" in the Registration Statement accurately states our views as to the U.S. federal income tax matters discussed therein.

      Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
                                                      Very truly yours,


                                                      /s/ KIRKPATRICK & LOCKHART
                                                      NICHOLSON GRAHAM LLP

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